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EXHIBIT 21.1

WILLDAN GROUP, INC.

LIST OF SUBSIDIARIES

	Name of Entity	Jurisdiction of Organization	Ownership Interest
1.	American Homeland Solutions	California	100% Willdan Group, Inc.
2.	Arroyo Geotechnical	California	100% Willdan Group, Inc.
3.	MuniFinancial	California	100% Willdan Group, Inc.
4.	Public Agency Resources	California	100% Willdan Group, Inc.
5.	Willdan	California	100% Willdan Group, Inc.

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  EXHIBIT 21.1
WILLDAN GROUP, INC. LIST OF SUBSIDIARIES